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                            EXHIBIT 5 and EXHIBIT 8

          OPINION OF BARLEY, SNYDER, SENFT & COHEN, LLP RE: LEGALITY
          ----------------------------------------------------------


NANCY MAYER HUGHES
DIRECT DIAL NUMBER (717) 399-3518
                                                           April 28, 1997








     Fulton Financial Corporation
     One Penn Square
     P. O. Box 4887
     Lancaster, PA  17604

          Re:   Dividend Reinvestment and
                Stock Purchase Plan
                -------------------------

     Dear Ladies and Gentlemen:

          We have acted as counsel to Fulton Financial Corporation ("FFC") in connection with the registration under the Securities Act of 1933, as amended, by means of a post-effective amendment to a registration statement on Form S-3 (the "Registration Statement"), of 1,000,000 shares of the $2.50 par value common stock of FFC, to be issued pursuant to the Dividend Reinvestment and Stock Purchase Plan (the "Plan").

          This Opinion Letter is provided pursuant to the requirements of Item 601(b)(5)(i) of Regulation S-K of the Securities and Exchange Commission for inclusion as an exhibit to the Registration Statement.

          This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the American Bar Association's Section of Business Law (1991), as supplemented or modified by the Pennsylvania Third-Party Legal Opinion Supplement (the "Pennsylvania Supplement") of the Pennsylvania Bar Association's Section of Corporation, Banking and Business Law (1992). As a consequence, this Opinion Letter is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord and the Pennsylvania Supplement, and this Opinion Letter shall be read in conjunction therewith. The Law covered by the opinions expressed herein is limited to the federal law of the United States of America and the law of the Commonwealth of Pennsylvania.

          Except as otherwise indicated herein, capitalized terms used in this Opinion Letter are defined and set forth in the Plan, the Accord or the Pennsylvania Supplement.

          Based upon and subject to the foregoing, we are of the opinion that:

          1. The shares of FFC Common Stock to be issued in connection with the Plan have been duly authorized and, when issued, will be legally issued, fully paid and nonassessable.

          2. For federal income tax purposes, a participant in the Plan will be treated as having received, on the dividend payment date, in addition to any
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     tax withheld by FFC in connection with the dividend payment, a dividend in an amount equal to the number of shares of common stock of FFC acquired for the participant's account with reinvested dividends, multiplied by the price per share at which such shares were acquired, as reported on the periodic statement of account delivered to each participant.

          3. The per share tax basis of shares acquired by a participant under the Plan, whether pursuant to reinvested dividends or optional cash payments, will be the price per share as reported on the periodic statement of account delivered to each participant after each applicable investment date.

          4. The holding period for shares acquired pursuant to the Plan will begin on the day after the date the shares are acquired for a participant's account.

          5. A participant will not realize any taxable income upon receipt of certificates for whole shares credited to the participant's account, either upon the participant's withdrawal of those shares from the Plan or upon termination of participation in the Plan.

          6. A participant who sells or exchanges shares previously received from the Plan, or who directs Fulton Bank to sell his or her Plan shares, will recognize gain or loss in an amount equal to the difference between the amount the participant receives for the shares and the participant's tax basis in such shares.

          7. A participant will recognize gain or loss upon the receipt of a cash payment for a fractional share credited to the participant's account upon termination of participation in the Plan. The amount of such gain or loss will be the difference between the amount the participant receives for the fractional share and the participant's tax basis in such fractional share.

                                       Very truly yours,

                                       BARLEY, SNYDER, SENFT & COHEN, LLP

                                             /s/Nancy Mayer Hughes

                                       By:
                                             Nancy Mayer Hughes, Esquire